Exhibit 99.1
Ralliant Reports Third Quarter 2026 Results and Raises Full Year Guidance

•Revenue of $620 million, up 17% year-over-year with double-digit revenue growth in both segments
•Significant margin expansion year-over-year, resulting in net earnings margin of 13.9%; adjusted EBITDA margin of 23.5%
•Net earnings per diluted share (“EPS”) of $0.77; adjusted EPS of $0.93
•Trailing twelve-month (“TTM”) operating cash flow of $338 million and TTM free cash flow of $303 million
•Accelerating RBS-led Enterprise Productivity Program (“EPP”); now expect to exit 2026 at $30-35 million annualized run-rate savings, on path to $50-60 million annualized run-rate savings target by 2028

RALEIGH, N.C., November 4, 2026 - Ralliant Corporation (“Ralliant” or the “Company”) (NYSE: RAL) today announced financial results for the third quarter of 2026.

For the third quarter, revenue of $620 million was up 17% year-over-year on both a total and organic basis.

Net earnings were $86 million, and adjusted net earnings were $104 million, resulting in EPS increasing 117% year-over-year to $0.77 and adjusted EPS increasing 64% year-over-year on a normalized basis1 to $0.93.

Net earnings margin was 13.9%, a 630 basis point improvement year-over-year. Adjusted EBITDA margin was 23.5%, a 310 basis point improvement year-over-year. On a normalized basis, adjusted EBITDA margin improved 400 basis points year-over-year.

“We delivered another strong quarter, exceeding the high end of our expectations and contributing to raised full-year 2026 guidance,” said Tami Newcombe, President and Chief Executive Officer. “Our RBS-driven operating rigor is translating into strong growth, expanded margins and strong cash flow.”

1 “Normalized basis” refers to adjusting 2025 periods to reflect the Company’s post-spin cost structure. Normalized adjusted EPS and normalized adjusted EBITDA margin (including segment normalized adjusted EBITDA margin) are non-GAAP financial measures. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

Ms. Newcombe continued, “Our profitable growth strategy is gaining momentum. We are investing organically to strengthen our opportunities across mission-critical defense programs, power grid modernization, and AI enablement, where customer investment continues to accelerate. Our revenue growth has continued to accelerate across both segments with book-to-bill above 1.1, and we see significant runway ahead. At the same time, productivity and strong cash management give us greater capacity to invest and extend that growth runway, expand margins, and return capital to compound long-term value for shareholders.”

Third Quarter 2026 Segment Highlights
(All results compared with the third quarter of 2025 unless otherwise noted.)

Sensors & Safety Systems (S&SS)
Power grid monitoring solutions, defense and space technologies, industrial sensors for demanding environments

•Revenue of $376 million, up 15%, and up 15% organically
•Operating profit of $112 million and operating profit margin of 29.7%, up 24% and up 210 basis points, respectively
•Adjusted EBITDA of $115 million and adjusted EBITDA margin of 30.5%, up 23% and up 185 basis points, respectively; up 270 basis points on a normalized basis
In Defense & Space, growth was driven by continued execution against a multi-year backlog. Utilities delivered another record quarter of orders and of revenue as customers continued to invest in grid modernization. Industrial Manufacturing and Other end markets continued to accelerate during the quarter, primarily driven by data center demand.

Operating profit margin and adjusted EBITDA margin expanded during the quarter, driven primarily by operating leverage on higher volumes, pricing, higher defense margins and productivity savings.

Test & Measurement (T&M)
Precision instruments and services for advanced electronics

•Revenue of $244 million, up 20%, and up 21% organically
•Operating profit of $22 million and operating profit margin of 8.9%, up 1,420% and 970 basis points, respectively
•Adjusted EBITDA of $47 million and adjusted EBITDA margin of 19.3%, up 68% and 550 basis points, respectively; up 670 basis points on a normalized basis
Growth was broad-based across the segment during the quarter. Diversified Electronics continued to benefit from strong customer investment across compute and power infrastructure. Communications was supported primarily by commercial communication demand. Semiconductors declined as acceleration in customer investments was more than offset by the expected headwind from a large customer project completed in Q3 2025.

Profitability continued to improve, with both operating profit margin and adjusted EBITDA margin expanding significantly year-over-year. Higher volume, pricing, and productivity savings drove strong operating leverage.

Balance Sheet and Cash Flow

On a reported basis, the Company generated $111 million of cash from operating activities and invested $9 million in capital expenditures in the third quarter. On a TTM basis, the Company generated $338 million of cash from operating activities and $303 million in free cash flow. At the end of the third quarter, the Company had $366 million of cash and equivalents and $1.15 billion of long-term debt.

On October 30, 2026, the Board of Directors declared a quarterly cash dividend of $0.05 per share of common stock. The fourth quarter 2026 dividend is payable on December 23, 2026, to stockholders of record as of the close of business on December 8, 2026.

Year-to-date, the Company has returned $167 million of capital to shareholders through $150 million towards the repurchase of an aggregate of 2.8 million shares for an average price per share of $54.74 and $17 million of dividend payments. At the end of the third quarter, $400 million remained under the Company’s share repurchase authorization.

OUTLOOK2
Fourth Quarter 2026
For the fourth quarter of 2026, Ralliant is providing the following outlook:

•Revenue: $620 to $640 million
•Adjusted EBITDA margin: 23.5% to 24.5%
•Adjusted EPS: $0.93 to $0.99
Assumptions

•Net interest expense of $13 to $15 million
•Adjusted effective tax rate of 16% to 18%
•Weighted average diluted shares outstanding of approximately 113 million
Full Year 2026
For the full year 2026, Ralliant is providing the following updated outlook:

•Revenue: $2.340 to $2.360 billion
•Adjusted EBITDA margin: approximately 21.5%
•Adjusted EPS: $3.10 to $3.16
2 Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted EBITDA margin, adjusted EPS, or adjusted effective tax rate on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. See “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below for more information.

Assumptions

•Tariff assumptions are based on policy announcements as of October 30, 2026;
◦Guidance inclusive of cost of sales benefit from IEEPA tariff refunds of $2, $7, $5 million in Q2, Q3, Q4, respectively
•Geopolitical environment remains consistent without more severe disruption from Middle East conflict
•Corporate & Other costs of $16 to $20 million in Q4
•FY 2026 net interest expense of $13 to $15 million per quarter and adjusted effective tax rate of 16-18%
•Q4 and FY 2026 diluted shares outstanding of approximately 113 million
•FY 2026 share repurchases to represent approximately 50% of FCF
CONFERENCE CALL DETAILS
Ralliant will hold a conference call on Wednesday, November 4, 2026, at 8:30 a.m. ET to discuss the quarterly results and future outlook. The audio webcast and accompanying slide presentation will be accessible on the “Investors” section of Ralliant’s website, investors.ralliant.com, under “Events/Presentations.” A replay of the webcast will be available at the same location shortly after the conclusion of the presentation.

The conference call can be accessed by dialing 877-407-8211 within the U.S. or +1 201-389-0902 outside the U.S. a few minutes before 8:30 a.m. ET and notifying the operator that you are dialing in for Ralliant’s earnings conference call. Access to the real-time audio webcast may be found on the Ralliant Investor Relations website at investors.ralliant.com, where related materials will be posted prior to the conference call and a replay of the webcast will be available for six months following the conference call.

ABOUT RALLIANT

Ralliant is a global provider of precision technologies that specializes in designing, developing, manufacturing, and servicing precision instruments and highly engineered products. Ralliant’s two strategic reporting segments — Sensors & Safety Systems and Test & Measurement — include well-known brands with leading positions in their markets. The Company’s businesses empower engineers with precision technologies essential for breakthrough innovation that brings advanced technologies to the market faster and more efficiently. With over 150 years of operating experience and enduring customer trust, the Company is known for delivering innovative, high-quality products with the precision that mission-critical systems demand. Ralliant is headquartered in Raleigh, North Carolina and employs a team of approximately 7,000 research and development, manufacturing, sales, distribution, service, and administrative employees. The Company’s global footprint enables a unique 'engineer to engineer' approach, which allows it to build enduring trust, credibility, and partnerships with customers across both Fortune 1000 companies and next-generation start-up enterprises. With a culture rooted in continuous improvement, the core of the Company’s operating model is the Ralliant Business System. For more information please visit: www.ralliant.com.

NON-GAAP FINANCIAL MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), this earnings release also references “adjusted net earnings,” “normalized adjusted net earnings,” “adjusted EPS,” “normalized adjusted EPS,” “adjusted EBITDA” (including segment adjusted EBITDA), “normalized adjusted EBITDA,” “adjusted EBITDA margin” (including segment adjusted EBITDA margin), “normalized adjusted EBITDA margin” (including segment normalized adjusted EBITDA margin), “free cash flow,” “adjusted effective tax rate,” and “organic revenue growth” (including segment organic revenue growth), which are non-GAAP financial measures. The reasons why the Company believes these measures, when used in conjunction with the most directly GAAP financial measures, provide useful information to investors, how management uses such non-GAAP financial measures, reconciliations of certain of these measures to the most directly comparable GAAP measures and other information relating to these measures are included in “Reconciliation of GAAP to Non-GAAP Financial Measures and Other Information” below. Such non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures but should instead be read in conjunction with the GAAP financial measures. The non-GAAP financial measures used by Ralliant in this earnings release may be different from similarly-titled non-GAAP measures used by other companies.

FORWARD-LOOKING STATEMENTS

Certain statements included in this earnings release are “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements other than historical factual information are forward-looking statements, including, without limitation, statements regarding: anticipated financial results, outlook or guidance, assumptions underlying such outlook or guidance (including the effects of tariffs and our ability to offset them, and the geopolitical climate, including the ongoing conflict in the Middle East); cash flows, the Company’s liquidity position or other financial measures; management’s plans and strategies for future operations and growth, including statements relating to anticipated operating performance, cost reductions, productivity, and savings initiatives, restructuring activities, new product and service developments, customer demand, competitive strengths or market position, acquisitions, divestitures, strategic opportunities, stockholder value creation, and capital allocation priorities, including stock repurchases and dividends; the effects of the separation from Fortive on the Company; growth, declines and other trends in markets the Company sells into, including the expected impact of trade and tariff policies (including tariff refunds), and increased demand in the Defense and Space end market; changes in government contracting requirements and federal spending; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits, and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; tax rates, tax provisions, and the impact of changes to tax laws; general economic and capital markets conditions, including expected impact of inflation or interest rate changes; impact of geopolitical events and other hostilities; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that the Company intends or believes will or may occur in the future.

Terminology such as “believe”, “expect”, “anticipate”, “forecast”, “positioned”, “intend”, “plan”, “project”, “estimate”, “grow”, “will”, “should”, “could”, “would”, “may”, “strategy”, “opportunity”, “possible”, “potential”, “outlook”, “assumptions”, “target”, and “guidance” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by management of the Company in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Information Relating to Forward-Looking Statements and Risk Factor Summary,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2026, and under “Information Relating to Forward-Looking Statements,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Reports on Form 10-Q filed with the SEC on May 12, 2026 and July 30, 2026 and to be filed with the SEC on November 4, 2026.

Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments, and business decisions contemplated by the Company’s forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements speak only as of the date of the document or other communication in which they are made (or such earlier date as may be specified in such statement). Ralliant assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments, or otherwise.

The timing and amount of share repurchases will be determined by Ralliant based on its evaluation of market conditions and other factors. The Company’s stated plans do not obligate Ralliant to acquire any particular amount of shares and may be suspended or discontinued at any time.

INVESTOR CONTACT	MEDIA CONTACT
Nathan McCurren	Alvenia Scarborough
Vice President, Investor Relations	Vice President, Communications
Ralliant Corporation	Ralliant Corporation
Investors@ralliant.com	Media@ralliant.com

Source: Ralliant Corporation

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2026	September 26, 2025	October 2, 2026	September 26, 2025
Sales	$620.1	$529.1	$1,722.4	$1,514.3
Cost of sales	(290.5)	(260.5)	(827.6)	(753.9)
Gross profit	329.6	268.6	894.8	760.4
Operating expenses:
Selling, general and administrative	(169.6)	(177.8)	(496.1)	(453.5)
Research and development	(42.5)	(38.8)	(130.9)	(122.1)
Operating profit	117.5	52.0	267.8	184.8
Non-operating expense, net:
Interest expense, net	(13.5)	(16.3)	(42.0)	(16.3)
Other non-operating expense, net	(0.5)	(0.5)	(0.9)	(1.1)
Earnings before income taxes	103.5	35.2	224.9	167.4
Income tax (expense) benefit	(17.4)	4.7	(37.3)	(16.0)
Net earnings	$86.1	$39.9	$187.6	$151.4

Net earnings per share:
Basic	$0.78	$0.35	$1.68	$1.34
Diluted	$0.77	$0.35	$1.67	$1.34
Average common stock and common equivalent shares outstanding:
Basic	110.8	112.8	111.6	112.8
Diluted	112.5	113.4	112.6	113.3
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
($ in millions) (Unaudited)

	Three Months Ended		Nine Months Ended
	October 2, 2026	September 26, 2025	October 2, 2026	September 26, 2025
Sales:
Sensors and safety systems	$375.9	$326.0	$1,046.7	$930.2
Test and measurement	244.2	203.1	675.7	584.1
Total	$620.1	$529.1	$1,722.4	$1,514.3

Operating profit (loss):
Sensors and safety systems	$111.6	$90.1	298.9	256.7
Test and measurement	21.7	(1.7)	$23.8	$(27.9)
Unallocated corporate costs and other(a)	(15.8)	(36.4)	(54.9)	(44.0)
Total	$117.5	$52.0	$267.8	$184.8

Operating profit (loss) margins:
Sensors and safety systems	29.7%	27.6%	28.6%	27.6%
Test and measurement	8.9%	(0.8)%	3.5%	(4.8)%
Total	18.9%	9.8%	15.5%	12.2%
(a) Amounts primarily related to standalone public company costs
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
($ and shares in millions, except per share amounts)

	October 2, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$365.8	$318.8
Accounts receivable less allowance for credit losses of $8.4 and $7.8, respectively	322.4	285.3
Inventories:
Finished goods	62.7	63.5
Work in process	151.5	119.5
Raw materials	130.1	118.6
Inventories, net	344.3	301.6
Prepaid expenses and other current assets	78.2	70.4
Total current assets	1,110.7	976.1
Property, plant and equipment, net of accumulated depreciation of $476.9 and $468.7, respectively	214.0	214.2
Other assets	166.9	163.7
Goodwill	1,611.6	1,672.4
Other intangible assets, net	707.6	795.2
Total assets	$3,810.8	$3,821.6

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$530.4
Trade accounts payable	279.6	263.7
Accrued expenses and other current liabilities	394.3	365.6
Total current liabilities	673.9	1,159.7
Long-term debt	1,148.7	618.4
Other long-term liabilities	371.6	409.2
Total liabilities	2,194.2	2,187.3
Commitments and contingencies (Note 8)

Equity:
Common stock: $0.01 par value, 1,300.0 shares authorized; 113.6 and 112.9 issued; and 110.8 and 112.9 outstanding, respectively	1.1	1.1
Preferred stock: $0.01 par value, 10.0 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	3,266.8	3,223.4
Treasury stock, at cost	(151.5)	—
Accumulated deficit	(1,174.4)	(1,345.3)
Accumulated other comprehensive loss	(325.4)	(244.9)
Total equity	1,616.6	1,634.3
Total liabilities and equity	$3,810.8	$3,821.6
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND COMBINED CONDENSED STATEMENTS OF CASH FLOWS
($ in millions) (Unaudited)

	Nine Months Ended
	October 2, 2026	September 26, 2025
Cash flows from operating activities:
Net earnings	$187.6	$151.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Amortization	66.4	64.7
Depreciation	22.2	20.8
Stock-based compensation	35.5	45.9
Gain on settlement of investments	(0.6)	—
Change in accounts receivable, net	(39.1)	(9.0)
Change in inventories	(43.5)	(13.9)
Change in trade accounts payable	15.4	(16.2)
Change in prepaid expenses and other assets	(9.3)	(45.4)
Change in accrued expenses and other liabilities	1.3	97.7
Net cash provided by operating activities	235.9	296.0

Cash flows from investing activities:
Purchases of property, plant and equipment	(24.5)	(29.2)
Proceeds from settlement of investments	0.6	—
Proceeds from sale of property	—	1.5
Net cash used in investing activities	(23.9)	(27.7)

Cash flows from financing activities:
Net proceeds from borrowings	59.2	1,146.8
Repayment of borrowings	(60.0)	—
Repurchase of common shares	(151.5)	—
Dividends paid	(16.7)	(5.6)
Other financing activities	7.2	2.2
Consideration paid to Former Parent in connection with separation	—	(1,150.0)
Net transfers to Former Parent	—	(10.2)
Net cash used in financing activities	(161.8)	(16.8)

Effect of exchange rate changes on cash and equivalents	(3.2)	12.7
Net change in cash and equivalents	47.0	264.2
Beginning balance of cash and equivalents	318.8	—
Ending balance of cash and equivalents	$365.8	$264.2
This information is presented for reference only. When filed, a complete copy of Ralliant’s Form 10-Q financial statements will be available on the Ralliant Investor Relations website (investors.ralliant.com).

RALLIANT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
AND OTHER INFORMATION
This earnings release includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP below. Management believes that each of the non-GAAP financial measures described below provide useful information to investors by reflecting additional ways of viewing aspects of the operations of Ralliant Corporation (“Ralliant”, the “Company”, “its”, or “their”), that when reconciled to the corresponding most directly comparable GAAP measure, help its investors to understand the long-term profitability trends of its business, and facilitate comparisons of its operational performance and profitability to prior and future periods and to its peers.
These non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measures, and may not be comparable to similarly titled measures reported by other companies.
Ralliant does not provide a reconciliation for non-GAAP estimates for adjusted diluted net earnings per share (“adjusted EPS”), adjusted earnings before income taxes, interest, depreciation, and amortization (“EBITDA”) margin (including segment adjusted EBITDA margin), free cash flow, or adjusted effective tax rate on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. These items are uncertain, depend on various factors and may have a substantial and unpredictable impact on the Company’s GAAP results.
Adjusted net earnings, normalized adjusted net earnings, adjusted EPS, normalized adjusted EPS, adjusted EBITDA (including segment adjusted EBITDA), normalized adjusted EBITDA (including segment normalized adjusted EBITDA), adjusted EBITDA margin (including segment adjusted EBITDA margin), and normalized adjusted EBITDA margin (including segment normalized adjusted EBITDA margin)
Ralliant discloses the non-GAAP measures of historical adjusted net earnings, historical adjusted EPS, historical adjusted EBITDA (including historical segment adjusted EBITDA), and historical adjusted EBITDA margin (including historical segment adjusted EBITDA margin) which to the extent applicable, makes the following adjustments to the most comparable GAAP measures:
•Excluding on a pretax basis amortization of acquisition related intangible assets;
•Excluding on a pretax basis the costs incurred pursuant to discrete restructuring plans that are fundamentally different from ongoing productivity improvements in terms of the size, strategic nature, planning requirements and the inconsistent frequency of such plans as well as the associated macroeconomic drivers which underlie such plans (the “discrete restructuring charges”);
•Excluding on a pretax basis stock-based compensation modification in the third quarter of 2025; and
•Excluding on a pretax basis separation costs in the third quarter of 2025.
In addition, with respect to the non-GAAP measures of historical adjusted net earnings and historical adjusted EPS, Ralliant makes the following adjustments to GAAP net earnings and GAAP diluted net earnings per share:
•Excluding the tax effect (to the extent tax deductible) of the pretax adjustments noted above. The tax effect of such adjustments was calculated by applying the overall estimated effective tax rate to the pretax amount of each adjustment (unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment). The Company expects to apply the overall estimated effective tax rate to each adjustment going forward; and

•Excluding the discrete tax adjustment related to the impact of the repricing of deferred tax balances due to an enacted reduction in the German corporate tax rate. The repricing of deferred tax balances due to the German tax rate reduction is one time in nature and therefore considered to be a non-GAAP adjustment in the third quarter of 2025.
Normalized adjusted net earnings and normalized adjusted EPS for the third quarter of 2025 refers to adjusted net earnings and adjusted EPS further adjusted to reflect additional standalone public company costs on a full year basis, including the tax impact, in order to improve comparability, as results in periods prior to and shortly following the separation from Fortive were impacted by separation-related factors.
Normalized adjusted EBITDA (including segment normalized adjusted EBITDA) for the third quarter of 2025 refers to adjusted EBITDA further adjusted to reflect additional standalone public company costs on a full year basis in order to improve comparability, as results in periods prior to and shortly following the separation from Fortive were impacted by separation-related factors.
Normalized adjusted EBITDA margin (including segment normalized adjusted EBITDA margin) for the third quarter of 2025 refers to normalized adjusted EBITDA as a percentage of GAAP revenue.
Amortization of Acquisition Related Intangible Assets
As a result of Ralliant’s acquisition activity, there was significant amortization expense associated with definite-lived intangible assets. The Company excludes the amortization expense of acquisition related intangible assets incurred in each period, and impairment charges incurred, if any. Management believes that this adjustment provides investors with additional insight into the Company’s operational performance and profitability as such impacts are not related to its organic business performance.
Discrete Restructuring Charges
Ralliant excludes costs incurred pursuant to discrete restructuring plans that are fundamentally different in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans originating from significant macroeconomic trends or material disruptions to operations, economy, or capital markets from the ongoing productivity improvements that result from application of the Ralliant Business System or from execution of general cost saving strategies. Because these restructuring plans will be incremental to the fundamental activities that arise in the ordinary course of business and management believes are not indicative of ongoing operating costs in a given period, the Company excludes these costs to facilitate a more consistent comparison of operating results over time. Restructuring costs related primarily to an acquisition are not included in this adjustment but are instead included in acquisition and divestiture related items.
Stock-Based Compensation Modification
In connection with the separation from Fortive, Ralliant established the Ralliant Corporation 2025 Stock Incentive Plan (the “Ralliant Stock Plan”). The outstanding equity awards of Fortive held by Ralliant employees were replaced with awards of Ralliant common stock under the Ralliant Stock Plan using a conversion factor using Fortive’s pre-spin close price and Ralliant’s three-day volume-weighted average price as of July 2, 2025. The three-day volume-weighted average price was used to maintain the economic value before and after the separation date using the ratio of the Ralliant common stock fair market value relative to the Fortive common stock fair market value prior to the separation. The one-time incremental stock-based compensation expense recorded as a result of this equity award conversion was therefore considered to be a non-GAAP adjustment in the third quarter of 2025.
Separation Costs
Ralliant became a standalone public company in the third quarter of 2025 and incurred incremental recurring and non-recurring charges as a result of the separation from Fortive. The Company performed an analysis to determine the split between recurring and non-recurring and have only recorded the non-recurring charges as a non-GAAP adjustment in the third quarter. These charges included equity plan payments due to the dissolution of such plans as a result of the separation, retention bonuses to certain employees, disentanglement expenses resulting from the separation, and certain audit, tax, and legal services.

Organic Revenue Growth
Ralliant uses the term “organic revenue growth” (including segment organic revenue growth) when referring to a corresponding year-over-year GAAP revenue measure, excluding (1) the impact from acquired or divested businesses and (2) the impact of foreign currency translation. The portion of sales attributable to acquisitions or acquired businesses refers to sales from acquisitions or acquired businesses prior to the first anniversary of the acquisition date less the amount of sales attributable to certain businesses or product lines that, at the time of reporting, have been divested or are pending divestiture but are not, and will not be, considered discontinued operations prior to the first anniversary of the divestiture. The portion of sales attributable to the impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in sales (excluding sales impact from acquired businesses) and (b) the period-to-period change in sales (excluding sales impact from acquired businesses) after applying the current period foreign exchange rates to the prior year period.
Management believes that this non-GAAP measure provides useful information to investors by helping identify underlying growth trends in the Company’s business and facilitating comparisons of its revenue performance with prior and future periods and to the Company’s peers. The Company excludes the effect of acquisition and divestiture-related items because the nature, size and number of such transactions can vary dramatically from period to period and between the Company and its peers. The Company excludes the effect of foreign currency translation from organic revenue growth because the impact of currency translation is not under management’s control and is subject to volatility.
Free Cash Flow
Ralliant uses the term “free cash flow” when referring to net cash provided by operating activities calculated according to GAAP less payments for capital expenditures.

Management believes this non-GAAP measure provides useful information to investors in assessing the Company’s ability to generate cash without external financing, fund acquisitions and other investments and, in the absence of refinancing, repay its debt obligations. However, it should be noted that free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that the Company has committed to, such as debt service requirements and other non-discretionary expenditures.

Adjusted Net Earnings, Adjusted EPS, Normalized Adjusted Net Earnings, Normalized Adjusted EPS (Unaudited)

	Three Months Ended
($ in millions, except per share values)	October 2, 2026		July 3, 2026		September 26, 2025
		Per share values		Per share values		Per share values
Net earnings and diluted net earnings per share (GAAP)	$86.1	$0.77	$57.2	$0.51	$39.9	$0.35
Amortization of acquisition related intangible assets	21.9	0.19	22.2	0.20	22.5	0.20
Stock-based compensation modification	—	—	—	—	22.4	0.20
Discrete restructuring charges	—	—	—	—	3.1	0.03
Separation costs	—	—	—	—	0.9	0.01
Tax effect of the adjustments reflected above	(3.6)	(0.03)	(3.2)	(0.03)	(7.9)	(0.07)
Discrete tax adjustments	—	—	—	—	(12.4)	(0.11)
Adjusted net earnings and adjusted diluted net earnings per share (Non-GAAP)	$104.5	$0.93	$76.2	$0.68	$68.5	$0.60
Normalizing Adjustment (a)	—	—	—	—	(4.1)	(0.04)
Normalized adjusted net earnings and normalized adjusted diluted net earnings per share (Non-GAAP)	$104.5	$0.93	$76.2	$0.68	$64.4	$0.57

Average common diluted stock outstanding (shares in millions)		112.5		112.6		113.4
The sum of the components of adjusted diluted net earnings per share may not foot due to rounding.
(a) Normalizing adjustment reflects additional standalone public company costs ($4.9M in Q3 2025) that correspond to an approximately $175M quarterly run-rate for adjusted operating expense and a related tax benefit adjustment ($0.8M in Q3 2025).

Adjusted EBITDA, Adjusted EBITDA Margin, Normalized Adjusted EBITDA, and Normalized Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
($ in millions)	October 2, 2026	July 3, 2026	September 26, 2025
Revenue (GAAP)	$620.1	$567.8	$529.1

Net earnings (GAAP)	$86.1	$57.2	$39.9
Interest expense, net	13.5	13.8	16.3
Income tax expense	17.4	11.3	(4.7)
Depreciation	6.9	7.9	7.5
Amortization	21.9	22.2	22.5
EBITDA (Non-GAAP)	145.8	112.3	81.5
Stock-based compensation modification	—	—	22.4
Discrete restructuring charges	—	—	3.1
Separation costs	—	—	0.9
Adjusted EBITDA (Non-GAAP)	145.8	112.3	107.9
Normalizing Adjustment(a)	—	—	(4.9)
Normalized Adjusted EBITDA (Non-GAAP)	$145.8	$112.3	$103.0

Net earnings margin (GAAP)	13.9%	10.1%	7.5%
Adjusted EBITDA margin (Non-GAAP)	23.5%	19.8%	20.4%
Normalized adjusted EBITDA margin (Non-GAAP)	23.5%	19.8%	19.5%
The sum of the components of EBITDA may not equal due to rounding.
(a) Normalizing adjustment reflects additional standalone public company costs ($4.9M in Q3 2025), corresponding to approximately $175M quarterly run-rate for adjusted operating expenses.

Segment Adjusted EBITDA, Segment Adjusted EBITDA Margin, Segment Normalized Adjusted EBITDA, and Segment Normalized Adjusted EBITDA Margin (Unaudited)

	Three Months Ended
	October 2, 2026			July 3, 2026			September 26, 2025
($ in millions)	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other(a)	Sensors and Safety Systems	Test and Measurement	Unallocated Corporate Costs and Other(a)
Revenue (GAAP)	$375.9	$244.2	$—	$346.5	$221.3	$—	$326.0	$203.1	$—

Operating profit (loss) (GAAP)	$111.6	$21.7	$(15.8)	$98.5	$5.4	$(21.7)	$90.1	$(1.7)	$(36.4)
Amortization of acquisition-related intangible assets	0.3	21.6	—	0.3	21.9	—	0.5	22.0	—
Discrete restructuring charges	—	—	—	—	—	—	—	3.1	—
Stock-based compensation modification	—	—	—	—	—	—	—	—	22.4
Separation costs	—	—	—	—	—	—	0.1	0.4	0.4
Depreciation	2.9	3.8	0.2	3.1	4.6	0.2	2.9	4.2	0.4
Other	—	—	(0.5)	—	0.5	(0.5)	—	—	(0.5)
Adjusted EBITDA (Non-GAAP)	114.8	47.1	(16.1)	101.9	32.4	(22.0)	93.6	28.1	(13.8)
Normalizing Adjustment(b)	—	—	—	—	—	—	(2.9)	(2.5)	0.5
Normalized Adjusted EBITDA (Non-GAAP)	$114.8	$47.1	$(16.1)	$101.9	$32.4	$(22.0)	$90.7	$25.6	$(13.3)

Operating profit (loss) margin (GAAP)	29.7%	8.9%		28.4%	2.4%		27.6%	(0.8)%
Adjusted EBITDA margin (Non-GAAP)	30.5%	19.3%		29.4%	14.7%		28.7%	13.8%
Normalized adjusted EBITDA margin (Non-GAAP)	30.5%	19.3%		29.4%	14.7%		27.8%	12.6%
The sum of the components of adjusted EBITDA may not equal due to rounding.
(a) Amounts primarily related to standalone public company costs.
(b) Normalizing adjustment reflects additional standalone public company costs ($4.9M in Q3 2025), corresponding to approximately $175M quarterly run-rate for adjusted operating expenses.

Organic Revenue Growth (Unaudited)

	Three Months Ended October 2, 2026 vs. Comparable 2025 Period
	Ralliant	Sensors and Safety Systems	Test and Measurement
Total revenue growth (GAAP)	17.2%	15.3%	20.2%
Impact of:
Currency exchange rates	—%	(0.2)%	0.5%
Organic revenue growth (Non-GAAP)	17.2%	15.1%	20.7%

Free Cash Flow (Unaudited)

	Three Months Ended
($ in millions)	October 2, 2026	September 26, 2025
Operating cash flows (GAAP)	$111.3	$138.6
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(9.4)	(12.0)
Free cash flow (Non-GAAP)	$101.9	$126.6

Trailing Twelve Months
($ in millions)	October 2, 2026
Operating cash flows (GAAP)	$337.5
Less: Purchases of property, plant & equipment (capital expenditures) (GAAP)	(34.5)
Free cash flow (Non-GAAP)	$303.0